Exhibit 4.4

GUARANTOR SUPPLEMENTAL INDENTURE

GUARANTOR SUPPLEMENTAL INDENTURE (this “Guarantor Supplemental Indenture”), dated as of July 30, 2004, among Duane Reade Inc., a Delaware corporation (as successor by merger to Duane Reade Acquisition Corp. (“DRAC”)) (the “Company”), Duane Reade, a New York general partnership (“Duane Reade GP”, and together with the Company, the “Co-Obligors”), DRI I Inc., a Delaware corporation, Duane Reade International, Inc., a Delaware corporation, and Duane Reade Realty, Inc., a Delaware corporation, (each, a “New Guarantor”), and U.S. Bank National Association, as trustee under the Indenture referred to below (the “Trustee”).

W I T N E S S E T H

WHEREAS, the Co-Obligors and the Trustee are parties to an indenture, as supplemented (the “Indenture”), dated as of July 30, 2003, providing for the issuance of 9.75% Senior Subordinated Notes due 2011 (the “Notes”);

WHEREAS, Section 9.01 of the Indenture provides that, without the consent of any Holders, DRAC, when authorized by a Board Resolution, and the Trustee, at any time and from time to time, may modify, supplement or amend the Indenture to add a Guarantor or additional obligor under the Indenture or permit any Person to guarantee the Notes and/or obligations under the Indenture;

WHEREAS, each New Guarantor wishes to guarantee the Notes pursuant to the Indenture;

WHEREAS, pursuant to the Indenture each of the Co-Obligors, each of the New Guarantors and the Trustee have agreed to enter into this Guarantor Supplemental Indenture for the purposes stated herein; and

WHEREAS, all things necessary have been done to make this Guarantor Supplemental Indenture, when executed and delivered by each of the Co-Obligors, each of the New Guarantors and the Trustee, the legal, valid and binding agreement of each of the Co-Obligors and each of the New Guarantors, in accordance with its terms.

NOW THEREFORE, in consideration of the foregoing and for other good and valuable consideration, the receipt of which is hereby acknowledged, each of the Co-Obligors, each of the New Guarantors and the Trustee mutually covenant and agree for the equal and ratable benefit of the Holders of the Notes as follows:

(1)           Capitalized Terms.  Capitalized terms used herein without definition shall have the meanings assigned to them in the Indenture.

(2)           Guarantee.  Each New Guarantor hereby agrees to guarantee the Indenture and the Notes related thereto pursuant to the terms and conditions of Article Eleven of the Indenture, such Article Eleven being incorporated by reference herein as if set forth at length herein (each such guarantee, a “Guarantee”) and such New Guarantor agrees to be bound as a Guarantor under the Indenture as if it had been an initial signatory thereto.

(3)           GOVERNING LAW.  THIS GUARANTOR SUPPLEMENTAL INDENTURE SHALL BE GOVERNED BY, AND CONSTRUED IN ACCORDANCE WITH, THE LAWS OF THE STATE OF NEW YORK, WITHOUT GIVING EFFECT TO THE CONFLICTS OF LAWS PRINCIPLES THEREOF THAT WOULD INDICATE THE APPLICABILITY OF THE LAWS OF ANY OTHER JURISDICTION.

(4)           Counterparts.  The parties may sign any number of copies of this Guarantor Supplemental Indenture.  Each signed copy shall be an original, but all of them together represent the same agreement.

(5)           Effect of Headings.  The section headings herein are for convenience only and shall not affect the construction hereof.

(6)           The Trustee.  The Trustee shall not be responsible in any manner whatsoever for or in respect of the validity or sufficiency of this Guarantor Supplemental Indenture or for or in respect of the recitals contained herein, all of which recitals are made solely by each of the Co-Obligors and each of the New Guarantors.

                IN WITNESS WHEREOF, the parties hereto have caused this Guarantor Supplemental Indenture to be duly executed and attested, all as of the date first above written.

Dated: July 30, 2004

DUANE READE INC. (as successor by merger to Duane Reade Acquisition Corp.), a Delaware corporation

By:	/s/ Michelle D. Bergman
Name: Michelle D. Bergman
Title: Assistant Secretary

DUANE READE, a New York general partnership

By: Duane Reade Inc., as General Partner

By:	/s/ Michelle D. Bergman
Name: Michelle D. Bergman
Title: Assistant Secretary

DRI I INC., a Delaware corporation

/s/ Michelle D. Bergman
Name: Michelle D. Bergman
Title: Assistant Secretary

DUANE READE INTERNATIONAL, INC., a Delaware corporation

/s/ Michelle D. Bergman
Name: Michelle D. Bergman
Title: Secretary

DUANE READE REALTY, INC., a Delaware corporation

/s/ Michelle D. Bergman
Name: Michelle D. Bergman
Title: Assistant Secretary

U.S. BANK NATIONAL ASSOCIATION, as Trustee

By:	/s/ Elizabeth C. Hammer
Authorized Signatory